Exhibit 10.15

AMENDED AND RESTATED LETTER OF CREDIT REIMBURSEMENT AGREEMENT BETWEEN TIC AND IAC, L.P.

          This Amended and Restated Letter of Credit Reimbursement Agreement (this “Agreement”) is entered into as of the 15th day of March, 2003, by and between THE IRVINE COMPANY, a Delaware corporation (“TIC”), and IRVINE APARTMENT COMMUNITIES, L.P., a Delaware limited partnership (“IAC”).

R E C I T A L S

          A.     Pursuant to that certain Indenture of Trust dated as of August 1, 2001, by and between the California Statewide Communities Development Authority (the “Authority”) and U.S. Bank Trust National Association, as Trustee (the “Trustee”), the Authority has issued The California Statewide Communities Development Authority Multifamily Housing Revenue Bonds (IAC Project) Series 2001 W-1, Multifamily Housing Revenue Refunding Bonds (IAC Project) Series 2001 W-2 and Multifamily Housing Revenue Refunding Bonds (IAC Project) Series 2001 W-3 (collectively, the “Bonds”) for purposes of providing a loan (the “Loan”) to IAC.

          B.     The Loan was made pursuant to a Loan Agreement dated as of August 1, 2001 between the Authority and IAC (as it may have been or in the future be amended (the “Loan Agreement”).  The Loan Agreement requires IAC to pay, in addition to the fees and expenses of the Authority and the Trustee and certain other costs, amounts sufficient for the payment of principal and premium, if any, and interest on the Bonds, as such payment become due.

          C.     As a condition precedent to the issuance of the Bonds and the making of the Loan to IAC, the Authority required that IAC obtain and deliver to the Trustee, for the benefit of Trustee and the holders of the Bonds an irrevocable direct-pay letter of credit (the “Bond Letter of Credit”) to secure payment of principal and interest in respect of the Bonds and the purchase price of the Bonds tendered for purchase pursuant to the Indenture.

          D.     IAC requested that TIC (i) cause the Bond Letter of Credit to be issued by the issuing bank under TIC’s revolving credit facility or another issuing bank acceptable to IAC and (ii) from time to time, upon request by IAC and agreement by TIC, cause other letters of credit necessary or desirable for IAC’s business purposes to be issued.

          E.     TIC agreed to cause the Bond Letter of Credit to be issued under its existing revolving credit facility and, from time to time, upon request of IAC and agreement by TIC to cause the Bond Letter of Credit to be renewed and other letters of credit to be issued for IAC’s benefit on the terms and conditions contained herein.

          F.     The parties have agreed to amend and restate all prior oral and written agreements between them relating to the issuance of the Bond Letter of Credit and other letters of credit TIC has caused to be provided on IAC’s behalf to be amended and restated on the terms contained herein.

AGREEMENT

                    NOW, THEREFORE, in consideration of the foregoing Recitals and subject to the terms and conditions set forth below, TIC and IAC amend and restate all of their prior written and oral agreement with respect to the Bond Letter of Credit and any other letters of credit TIC has caused to be issued for the benefit of or otherwise at the request of IAC as follows:

1. Letters of Credit

          (a)     Issuance of Letters of Credit on Behalf of IAC.At IAC’s request, TIC, in its sole discretion, has caused the Bond Letter of Credit and other letters of credit to be issued and may, in TIC’s sole discretion cause the Bond Letter of Credit and such other letters of credit to be renewed and additional letters of credit to be issued under TIC’s revolving credit facilities or other credit arrangements with TIC’s lenders on IAC’s behalf.  The Bond Letter of Credit and any other letters of credit that TIC causes to be issued at IAC’s request or on IAC’s behalf hereunder are collectively referred to herein as the “IAC LCs”).  IAC acknowledges however that TIC is under no obligation to IAC to facilitate the issuance of new IAC LCs or to renew outstanding IAC LCs.  IAC acknowledges that TIC may at any time require IAC to cause any IAC LCs to be replaced or cash collateralized on five business days notice prior to any IAC LCs’ stated expiration dates.

          (b)     TIC is a Facilitator for IAC, Not an Obligor or an LC Provider.  IAC acknowledges that any TIC action to facilitate the provision or maintenance of IAC LCs does not create or imply an obligation to guaranty, assume or otherwise become obligated to repay IAC’s obligations or to cause any IAC LCs to be issued or renewed.  IAC further acknowledges that TIC is not an issuer of letters of credit and has no obligation to issue any letters of credit on IAC’s behalf.

          (c)     Reimbursement for Drawings.  Except as otherwise provided in Section 4(g) IAC hereby promises to immediately pay to and reimburse TIC for (or, at TIC’s election, to pay to and reimburse the issuer of any IAC LC directly for) any and all drawings under the IAC LCs.

          (d)     Payments to TIC of Costs and Expenses.  IAC shall reimburse TIC for direct or indirect costs, fees and expenses incurred by TIC in connection with the IAC LCs within three business days after notice thereof, including, without limitation any fees or expenses incurred in connection with causing any  IAC LCs to be issued, maintained, renewed or replaced.

          (e)     Election to Treat Amounts Due as a Loan.  Notwithstanding the above, TIC may elect, in its sole discretion, either in a specific instance or generally, to allow IAC to defer amounts due to TIC to a date acceptable to TIC.  The terms of such repayments, including the interest rate and due date, may be set by TIC, provided that if no terms are specified but TIC has elected in its sole discretion to treat the applicable amounts as a loan, the outstanding balance shall accrue interest at a variable rate determined as follows:

(i) If TIC has any principal outstanding under either of its corporate revolving credit lines (collectively the “The Irvine Company Corporate Revolver and Bridge”), the applicable interest rate shall be the weighted average interest rate on the outstanding principal balance of The Irvine Company Corporate Revolver and Bridge, inclusive of the index and margin but exclusive of any other costs or fees.

          (ii)     If no principal is outstanding under The Irvine Company Corporate Revolver and Bridge, the Minimum Variable Rate shall be the LIBOR rate applicable to deposits in United States dollars for a period of one month or less.

          (iii)     Notwithstanding the above, and in any event, the interest rate shall not be lower than the applicable federal rate as determined by the Internal Revenue Service, as adjusted from time to time (as defined in 1986 Internal Revenue Code Section 1274(d), as amended from time to time).

          (iv)     Any such interest accrued as of the last day of each calendar month (“Monthly Interest Payments”) shall be (x) due and payable on the fifth calendar day of the following month; provided that if such date falls on a day other than a Saturday, Sunday or other day when banks are authorized or required to be closed in California, Minnesota, North Carolina or New York (a “Banking Day”), interest shall be due and payable on the next Banking Day or (y) with TIC’s consent, accrued on the fifth calendar day of the following month; provided that if such date falls on a day other than Banking Day, interest shall be accrued beginning on the next Banking Day, and compounded monthly until the principal balance of such loan is repaid, at which time such accrued and compounded interest shall be due and payable.

(f) Certain Acknowledgements/Conflicts of Interest.

          (i)     IAC acknowledges and agrees that, TIC may take any and all actions necessary or desirable, in TIC’s discretion, without notice to or the consent of IAC, to amend, modify, extend, terminate or otherwise change the terms of TIC’s revolving credit facilities or any other credit arrangements, including but not limited to changes that may impact the pricing, terms, expiration date or other provisions of the IAC LCs.

          (ii)     As between TIC and IAC, IAC assumes all risks of the acts or omission of the Trustee and any other beneficiary of any IAC LC provided that this assumption shall not impair IAC’s rights and remedies against Trustee or any other such beneficiary.  IAC acknowledges and agrees that TIC shall not be responsible for (i) the use made of any IAC LC; (ii) the validity, sufficiency or genuineness of any documents or endorsements delivered in connection with any IAC LC, even if such documents should in fact provide to be in any or all respects invalid, insufficient, fraudulent or forged; (ii) payment by the issuing bank of any IAC LC against presentation of documents which do not comply with the terms of the IAC LC or (iv) any other circumstances of the issuer of an IAC LC making or failing to make payment under the IAC LC.

          (g)     Expiration of Agreement.  Either party may terminate this Agreement at any time upon ninety (90) days prior written notice to the other.  Upon the termination date of this Agreement, all amounts payable hereunder shall be immediately due and payable and any IAC LCs shall be replaced or, if approved by TIC, cash collateralized upon terms acceptable to TIC in its sole discretion.

2. Covenants and Continuing Agreements

During the term of this Agreement, IAC covenants that it shall:

(a) timely pay all amounts due and perform all obligations under the Loan Agreement and any other obligations credit enhanced or otherwise supported by any IAC LCs issued hereunder.

(b) preserve and maintain its separate legal existence and all rights, privileges, and franchises in connection therewith.

3. Representations and Warranties

TIC and IAC hereby represent and warrant that this Agreement has been duly authorized, executed and delivered by TIC and IAC, respectively.

4. Events of Default; Rights and Remedies on Default

(a) Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(i) Non-payment. The failure of IAC to make any payments due or perform any other obligations hereunder.

          (ii)     Insolvency, etc.  IAC shall (a) apply for, suffer the appointment of or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing.

          (b)     Acceleration of the Obligations.  Upon the occurrence of any Event of Default pursuant to this Agreement, all unpaid amounts or other charges outstanding under this Agreement shall be immediately due and payable, without demand, present or any other requirements of any kind (all of which are hereby expressly waived by IAC) and IAC shall cause any IAC LCs issued hereunder to be replaced or, if approved by TIC, cash collateralized in a manner satisfactory to TIC in its sole discretion.

(c) Default Rate. If an Event of Default has occurred and IAC has not immediately paid all amounts due, interest on all unpaid amounts shall accrue and compound daily at the lesser of:

(i) The prime rate quoted by Wells Fargo Bank, N.A. plus three percent (3%) per annum, compounded on the first business day of each month; or

(ii) The maximum rate permitted by law.

Payment or acceptance of the increased rates of interest provided for in this Section 4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of TIC hereunder.

          (d)     Remedies Cumulative.  The remedies of the holder hereof as provided herein or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of TIC, and may be exercised as often as occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

5. Miscellaneous

          (a)     No Obligation to Provide Information.  This Agreement does not obligate TIC to provide, nor entitle IAC to obtain, any financial or other information relating to TIC or any affiliated or related person, corporation, partnership or entity.  IAC specifically acknowledges that it is not authorized to obtain TIC’s credit facility agreements or related information.

(b) Modification of Agreement. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by each of the parties hereto.

          (c)     Payment of Costs of Collection.  IAC shall pay costs of collection, including attorneys’ fees, whether or not suit is filed, upon the nonperformance by IAC of any duty or obligation arising out of or in connection with the Agreement.

(d) Time of the Essence. Time is of the essence with respect to this Agreement and each provision hereof.

          (e)     Successors and Assigns.  This Agreement shall inure to the benefit of the parties hereto, their successors and assigns; provided, however, that neither party hereto may make an assignment of its obligations or liabilities under this Agreement without the prior written consent of the other party.

          (f)     Execution in Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement, together with all other instruments, agreements and certificates executed by the parties in connection herewith, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

          (h)     Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California excluding any laws that require the application of another jurisdiction’s laws.

[Signatures on Next Page]

                    IN WITNESS WHEREOF, TIC and IAC have duly executed this Agreement as of the day and year first written above.

TIC:	THE IRVINE COMPANY,
a Delaware corporation

	By:	/s/ MARC D. LEY

Marc D. Ley, Group Senior Vice President and Chief Financial Officer

	By:	/s/ ROBERT M. LANG

Robert M. Lang, Vice President, Capital Markets

IAC:	IRVINE APARTMENT COMMUNITIES,L.P., a Delaware limited partnership

	By:	IRVINE APARTMENT COMMUNITIES, LLC,
a Delaware limited liability company

By:	THE IRVINE COMPANY

By:	/s/ MARC D. LEY

Marc D. Ley, Group Senior Vice President and Chief Financial Officer

By:	/s/ ROBERT M. LANG

Robert M. Lang, Vice President, Capital Markets

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